Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Robert McGee
November 2, 2009		212-460-4111

CON EDISON, INC. REPORTS 2009 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported third quarter earnings from ongoing operations, which excludes items discussed in the table below, were $319 million or $1.16 a share compared with $269 million or $0.98 a share in 2008. The company’s net income for common stock was $336 million or $1.22 a share compared with $182 million or $0.66 a share in 2008.

Excluding items discussed in the table below, earnings from ongoing operations for the first nine months of 2009 were $665 million or $2.43 a share compared with $620 million or $2.27 a share for the first nine months of 2008. The company’s net income for common stock was $666 million or $2.43 a share compared with $1,036 million or $3.80 a share for the first nine months of 2008.

“Reliability, energy efficiency, and infrastructure investments remained priorities as the company performed well, and delivered results in line with expectations, during a relatively mild summer,” said Kevin Burke, the company’s Chairman, President and Chief Executive Officer. “The $136 million smart grid stimulus grant, for which the company has been selected by the U.S. Department of Energy, will help promote economic vitality and new employment opportunities, complementing other investments we are already making in our energy delivery systems.”

The following table is a reconciliation of Con Edison’s reported earnings per share and reported net income for common stock to earnings per share and earnings from ongoing operations for the three and nine months ended September 30, 2009 and 2008.

	Third Quarter				Nine Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2009	2008	2009	2008	2009	2008	2009	2008
Reported earnings per share and net income for common stock – GAAP basis (basic)	$1.22	$0.66	$336	$182	$2.43	$3.80	$666	$1,036
Less: Northeast Utilities litigation settlement	—	—	—	—	—	0.11	—	30
Less: Gain on the sale of Con Edison Development’s generation projects and discontinued operations	—	—	—	1	—	1.51	—	411
Less: Net mark-to-market effects of competitive energy businesses	0.06	(0.32)	17	(88)	—	(0.09)	1	(25)

Ongoing operations	$1.16	$0.98	$319	$269	$2.43	$2.27	$665	$620

For the year 2009, the company confirms its previous forecast of earnings per share from ongoing operations in the range of $3.00 to $3.20 a share. Earnings per share from ongoing operations excludes the net mark-to-market effects of the competitive energy businesses.

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CON EDISON, INC. REPORTS 2009 THIRD QUARTER EARNINGS	page 2

The results of operations for the three and nine months ended September 30, 2009, as compared with the 2008 period, also reflect changes in the company’s rate plans (including additional revenues designed to recover increases in certain operations and maintenance expenses, depreciation and property taxes, interest charges and the impact of revenue decoupling mechanisms) and the operating results of the competitive energy businesses (including net mark-to-market effects). The results of operations for the three months ended September 30, 2009, include a higher allowed electric return on common equity for Con Edison of New York as compared with the 2008 period reflecting increased capital costs. The results of operations for the nine months ended September 30, 2009 as compared with the 2008 period include a higher allowed return for the second and third quarters of 2009, offset in part by a lower allowed electric return on equity for Con Edison of New York for the first quarter of 2009. Operations and maintenance expenses were higher in the three and nine months ended September 30, 2009 compared with the 2008 period reflecting primarily higher costs, which are generally reflected in rates, such as pension and other post-retirement benefits and uncollectible accounts that were offset in part by austerity initiatives reflecting the general economic downturn. Depreciation and property taxes were higher in the three and nine months ended September 30, 2009 compared with the 2008 period reflecting primarily the impact from increased capital expenditures and higher property tax rates. Results of operations for the nine months ended September 2008 include the gain on the sale of generation projects, the impact of discontinued operations and resolution of litigation with Northeast Utilities. The following table presents the estimated effect on earnings per share and net income for common stock for the 2009 period compared with the 2008 period, resulting from these and other major factors:

	Third Quarter Variation		Nine Months Ended Variation
	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)	Earnings per Share Variation	Net Income for Common Stock Variation (Millions of Dollars)
Con Edison of New York (a)
Rate plans, primarily to recover increases in certain costs	$0.49	$134	$0.95	$256
Operations and maintenance expense	(0.18)	(48)	(0.39)	(107)
Long Island City power outage reserve in 2008	—	—	0.05	14
Depreciation and property taxes	(0.20)	(54)	(0.38)	(104)
Net interest expense	(0.04)	(11)	(0.12)	(32)
Other (includes dilutive effect of new stock issuances)	0.05	11	(0.03)	(2)

Total Con Edison of New York	0.12	32	0.08	25

Orange and Rockland Utilities (O&R)	—	—	(0.01)	(1)

Competitive energy businesses
Earnings excluding net mark-to-market effects, gain on sale of generation projects and discontinued operations	0.07	19	0.10	27
Net mark-to-market effects (b)	0.38	105	0.09	26
Gain on the sale of generation projects	—	(1)	(0.50)	(137)
Discontinued operations (c)	—	—	(1.01)	(274)

Total competitive energy businesses	0.45	123	(1.32)	(358)

Northeast Utilities litigation settlement	—	—	(0.11)	(30)

Other, including parent company expenses	(0.01)	(1)	(0.01)	(6)

Total variation	$0.56	$154	$(1.37)	$(370)

(a)	Under the revenue decoupling mechanisms in Con Edison of New York’s electric and gas rate plans (effective April 2008 and October 2007, respectively) and the weather-normalization clause applicable to the gas business, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved.
(b)	These variations reflect after-tax net mark-to-market gains of $17 million or $0.06 a share in the third quarter of 2009, after-tax net mark-to-market losses of $88 million or $0.32 a share in the third quarter of 2008, and after-tax net mark-to-market gains of $1 million or $0.00 a share in the first nine months of 2009 and after-tax net mark-to-market losses of $25 million or $0.09 a share in the first nine months of 2008.
(c)	These variations reflect the discontinued operations of Con Edison Development’s generation projects, which includes a $270 million after-tax gain on the sale of its generation plants for the nine months ended September 30, 2008.

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CON EDISON, INC. REPORTS 2009 THIRD QUARTER EARNINGS	page 3

The changes in the amounts of energy delivered by the company’s utility subsidiaries, for actual and as adjusted for variations in weather and billing days, for the three and nine months ended September 30, 2009, as compared with the 2008 period were as follows (expressed as a percentage of 2008 amounts):

	Third Quarter Variation		Nine Months Ended Variation
	Actual	Adjusted	Actual	Adjusted
Con Edison of New York
Electric	(5.7)	(2.7)	(2.7)	(1.7)
Firm - Gas	7.3	7.4	5.8	0.9
Steam	(10.0)	(6.3)	(1.1)	(4.4)
O&R
Electric	(2.8)	(0.1)	(5.7)	(2.4)
Firm - Gas	4.5	0.7	2.9	0.0

Refer to the company’s Third Quarter Form 10-Q, which will be filed with the Securities and Exchange Commission, for the consolidated balance sheets at September 30, 2009 and December 31, 2008 and the consolidated income statements for the three and nine months ended September 30, 2009 and 2008. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Press Releases”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income for common stock, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure is also useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $14 billion in annual revenues and $34 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy supply company; and Consolidated Edison Development, Inc., a company that participates in infrastructure projects.

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